Exhibit (a)(1)(ii)

This Letter of Transmittal outlines the definitive terms and conditions under which beneficial holders (each, a “Debentureholder”) of the 6.00% convertible unsecured subordinated debentures due January 31, 2026 (the “January Debentures”) and the 6.25% convertible unsecured subordinated debentures due December 31, 2026 (the “December Debentures” and, collectively with the January Debentures, the “Debentures”) of DIRTT Environmental Solutions Ltd. (the “Company”) may tender their Debentures through the online tendering system (“CDSX”) of CDS Clearing and Depository Services Inc. (“CDS”) to Computershare Investor Services Inc. (the “Depositary”) for acceptance of the offer (the “Offer”) by the Company to purchase up to C$6,000,000 aggregate principal amount of the issued and outstanding January Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) and up to C$9,000,000 aggregate principal amount of the issued and outstanding December Debentures (or such larger principal amount as the Company, in its sole discretion, may determine it is willing to take-up and pay for, subject to applicable law) at the purchase price in cash of C$720 per C$1,000 principal amount of January Debentures and C$600 per C$1,000 principal amount of December Debentures. Debentureholders will also receive a cash payment for all accrued and unpaid interest on such Debentures accepted in the Offer up to, but excluding, the date the Debentures are taken up by the Company. In order to tender such Debentures, a Debentureholder must direct its investment dealer, broker, bank, trust company or other nominee to accept the Offer in the manner required by its nominee.

Debentureholders who have transferred their Debentures to the account of the Depositary (the “Depositary’s Account”) held with CDS are deemed to have completed this Letter of Transmittal which will further be deemed to be completed by CDS on behalf of such Debentureholders.

The terms, conditions and definitions used in the offer to purchase and accompanying issuer bid circular of the Company dated February 15, 2024 (collectively, the “Offer and Circular”) are incorporated by reference in this Letter of Transmittal. Capitalized terms used and not defined herein have the meanings given to them in the Offer and Circular.

LETTER OF TRANSMITTAL

IN RESPECT OF THE OFFER OF

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

TO PURCHASE FOR CASH

UP TO C$6,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED AND OUTSTANDING 6.00% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE JANUARY 31, 2026 AT A PURCHASE PRICE OF C$720 PER C$1,000 PRINCIPAL AMOUNT OF DEBENTURES

UP TO C$9,000,000 AGGREGATE PRINCIPAL AMOUNT OF THE ISSUED AND OUTSTANDING 6.25% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE DECEMBER 31, 2026 AT A PURCHASE PRICE OF C$600 PER C$1,000 PRINCIPAL AMOUNT OF DEBENTURES

The Offer will commence on February 15, 2024 and expire at 5:00 p.m. (Toronto time) on March 22, 2024, unless extended, varied or withdrawn by the Company.

Debentureholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s Account with CDS shall be deemed to have completed and submitted this Letter of Transmittal and to be bound by the terms hereof and, therefore, such instructions received by the Depositary are considered a valid tender in accordance with the terms of the Offer.

Delivery of documents to CDS does not constitute delivery to the Depositary.

TO:    DIRTT ENVIRONMENTAL SOLUTIONS LTD.

AND TO:  COMPUTERSHARE INVESTOR SERVICES INC., as depositary (the “Depositary”)

Debentureholders have validly transferred and delivered Debentures through CDSX to the Depositary’s Account with CDS (the “Deposited Debentures”) and, subject only to the provisions of the Offer regarding withdrawal, irrevocably accept the Offer for such Deposited Debentures upon the terms and conditions contained in the Offer and this related Letter of Transmittal and hereby assign all right, title and interest therein to the Company.

The undersigned, on behalf of each beneficial owner of Deposited Debentures:

1.	acknowledges receipt of the Offer and Circular and agrees to be bound by all terms and conditions of the Offer;

2.

on and subject to the terms and conditions of the Offer, deposits and sells, assigns and transfers to the Company all right, title and interest in and to the Deposited Debentures, including any and all rights and benefits arising from the Deposited Debentures and any rights and benefits under the indentures governing the respective Debentures, effective from the Expiration Time, unless the Offer is withdrawn by the Company;

3.

represents and warrants that: (i) the Debentureholder’s CDS participant has full power and authority to deposit, sell, assign and transfer the Deposited Debentures on its behalf, (ii) the Debentureholder owns the Deposited Debentures free and clear of any hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever and has not sold, assigned or transferred, or agreed to sell, assign or transfer, any of such Deposited Debentures to any other person, (iii) the deposit of the Deposited Debentures complies with applicable securities laws, and (iv) if and when the Deposited Debentures are taken up by the Company, the Company will acquire good title thereto, free and clear of hypothecs, mortgages, liens, charges, restrictions, security interests, claims, pledges, equitable interests and encumbrances of any nature or kind whatsoever;

4.

directs the Company and the Depositary, upon the Company taking up and paying for the Deposited Debentures, to pay for the Deposited Debentures validly deposited pursuant to the Offer and not validly withdrawn through a wire transfer to CDS for the account of the Debentureholder’s CDS participant;

5.	waives any right to receive notice of purchase of the Deposited Debentures;

6.

irrevocably constitutes and appoints the Company, and any other persons designated by the Company in writing, as the true and lawful agents, attorneys and attorneys-in-fact of CDS, on behalf of the Debentureholder with respect to the Deposited Debentures, effective from and after the Expiration Time, with full power of substitution, in the name of and on behalf of CDS and the Debentureholder (such power of attorney being deemed to be an irrevocable power coupled with an interest):

(a)	to register or record the transfer and/or cancellation of such Deposited Debentures on the appropriate registers (as applicable);

(b)

to exercise any and all rights in respect of the Deposited Debentures, including, without limitation, to vote any or all Deposited Debentures, to execute and deliver any and all instruments of proxy, authorizations or consents in a form and on terms satisfactory to the Company in respect of any or all Deposited Debentures, to revoke any such instrument, authorization or consent given prior to or after the Expiration Time, to designate in such instrument, authorization or consent and/or designate in any such instruments of proxy any person or persons as the proxy of CDS, on behalf of the Debentureholder, in respect of the Deposited Debentures, for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournment thereof) or resolutions of Debentureholders; and

(c)	to exercise any other rights of a holder of Deposited Debentures;

7.

covenants to execute, upon request, any additional documents, transfers and other assurances as may be necessary or desirable in connection with the foregoing or the Offer in order to complete the sale, assignment and transfer of the Deposited Debentures;

8.

acknowledges that it is a violation of Rule 14e-4 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a person, directly or indirectly, to tender securities in a partial tender offer for his, her or its own account unless the person so depositing such securities (i) has a net long position equal to or greater than the aggregate principal amount of the securities being deposited and (ii) will cause such securities to be delivered in accordance with the terms of the tender offer and that Rule 14e- 4 under the Exchange Act also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person;

9.

represents and warrants that (i) such Debentureholder has a “net long position” in Debentures being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (ii) such deposit of Debentures complies with Rule 14e-4 under the Exchange Act;

10.

acknowledges that all authority conferred or agreed to be conferred by CDS and by the Debentureholder in respect of the Deposited Debentures is, to the maximum extent permitted by law, irrevocable and coupled with an interest and shall survive the death or incapacity, bankruptcy or insolvency of CDS and of the Debentureholder, and that all obligations of CDS and the Debentureholder in respect of the Deposited Debentures herein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of CDS and of the Debentureholder in respect of the Deposited Debentures; and

11.

shall be deemed to have agreed and acknowledged that (i) all questions as to the number of Deposited Debentures to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Deposited Debentures, will be determined by the Company, in its reasonable discretion, which determination shall be final and binding on all parties, (ii) the Company reserves the absolute right to reject any or all deposits of Deposited Debentures determined by it in its reasonable discretion not to be in proper form nor completed in accordance with the instructions set forth in the Offer and Circular and in this related Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company’s counsel, be unlawful under the laws of any jurisdiction, (iii) the Company reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Deposited Debentures, (iv) the Company’s interpretation of the terms and conditions of the Offer (including this related Letter of Transmittal) will be final and binding on all parties, (v) no deposit of Deposited Debentures will be deemed to be properly made until all defects and irregularities have been cured or waived, (vi) unless waived, any defects or irregularities in connection with deposits must be cured within such time as the Company shall determine, (vii) all payments of the applicable Purchase Price and amounts for interest will be made net of any applicable withholding taxes; and (viii) none of the Company, the Depositary or any other person is or will be obligated to give notice of any defect or irregularity in deposits, nor shall any of them or incur any liability for failure to give any such notice.

CDS & CO.

By:
Authorized Signing Officer

Dated: